SUBSIDIARIES OF BIOGEN, INC.

                                   State or Other
                                   Jurisdiction of
Name                               of Incorporation

Biogen Securities Corp.            Massachusetts

Biogen Realty Corp.                Massachusetts

Biogen GmbH                        Germany

Biogen Limited                     U.K.

Biogen France, S.A.                France